                                                                                                       -------------------------
 FORM 4                                                                                                      OMB APPROVAL
                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                -------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                             OMB Number: 3235-0104
    subject to Section 16. Form                                                                        Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                Estimated average burden
    continue. See Instruction 1(b).                                                                    hours per response....0.5
                                                                                                       -------------------------

                   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                 Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.Name and Address of Reporting Person*|   2. Issuer name and Ticker or Trading Symbol     |  6. Relationship of Reporting Person(s)
                                       |  Universal Automotive Industries, Inc.            |      to Issuer (Check all applicable):
 Robinson     Sheldon                  |  (CHX - UVS; Nasdaq Small Cap - UVSL)             |     __X__ Director   _____ 10% Owner
-------------------------------------------------------------------------------------------|     _____ Officer (give title below)
(Last)        (First)       (Middle)   |  3. I.R.S.              |  4. Statement for       |     _____ Other (Specify below)
                                       |     Identification      |     Month/Year          |
3350 North Kedzie                      |     Number of Reporting |        12/98            |  -------------------------------------
---------------------------------------|     Person, if an       |-------------------------|----------------------------------------
               (Street)                |     entity (voluntary)  |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                       |                         |     Date of Original    |   (Check Applicable Line)
                                       |                         |     (Month/Year)        | ___ Form filed by One Reporting Person
                                       |                         |                         | ___ Form filed by More than One
Chicago           IL             60618 |                         |                         |     Reporting Person
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(City)          (State)          (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2. Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  |   -ship | of
                                       |   (Month/Day/ |   (Instr. 8)  |   (Instr. 3, 4 and 5)    | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |     | Amount   | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V   |          |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |     |          | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-----|----------|------|----------|-------------|---------|---------
Common Stock, par value $0.01 per share|  12/14/98     |   P   |     |100,000(1)|  A   |  $1.05   |  115,000(1) |   I     | (1)
---------------------------------------|---------------|-------|-----|----------|------|----------|-------------|---------|---------
                                       |               |       |     |          |      |          |             |         |
---------------------------------------|---------------|-------|-----|----------|------|----------|-------------|---------|---------
                                       |               |       |     |          |      |          |             |         |
---------------------------------------|---------------|-------|-----|----------|------|----------|-------------|---------|---------
                                       |               |       |     |          |      |          |             |         |
---------------------------------------|---------------|-------|-----|----------|------|----------|-------------|---------|---------
                                       |               |       |     |          |      |          |             |         |
---------------------------------------|---------------|-------|-----|----------|------|----------|-------------|---------|---------
                                       |               |       |     |          |      |          |             |         |
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*Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
 *If the form is filed by more than one reporting person, see Instruction 5(b)(v).


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |   (Month/|  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|------------
                        |             |          |            |                  |Date    |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-   |tion    |  Title | Number of |
                        |             |          |  Code | V  | (A)    |(D)      |cisable |Date    |        | Shares    |
                        |             |          |       |    |        |         |        |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|-----------|-----------
Stock Option            |             |          |       |    |        |         |        |        |Common  |           |
(Right to Buy)          |   $3.00     |  5/17/95 |  A(2) |    |  1,000 |         | 5/17/95| 5/17/06| Stock  |  1,000    |  (2)
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|-----------|-----------
Stock Option            |             |          |       |    |        |         |        |        |Common  |           |
(Right to Buy)          |   $5.00     |  11/1/96 |  A(3) |    | 10,000 |         | 11/1/96| 11/1/01| Stock  | 10,000    |  (3)
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|-----------|-----------
                        |             |          |       |    |        |         |        |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|-----------|-----------
                        |             |          |       |    |        |         |        |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|-----------|-----------
                        |             |          |       |    |        |         |        |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|-----------|-----------
                        |             |          |       |    |        |         |        |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|-----------|-----------
                        |             |          |       |    |        |         |        |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|-----------|-----------
                        |             |          |       |    |        |         |        |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
                  |                        |
------------------|------------------------|------------------------------
    1,000         |        D               |
------------------|------------------------|------------------------------
    10,000        |        D               |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
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Explanation of Responses:

(1) Mr. Robinson owns 15,000 shares of Universal Automotive Industries, Inc. (The "Company") Common Stock directly, and R&L
    Associates, a Family Partnership, of which members of Mr. Robinson's family are beneficiaries, acquired 100,000 shares of Common
    Stock in December 1998.

(2) The Company granted to Mr. Robinson the option to purchase 1,000 shares of the Company's Common Stock at $3.00 per share pursuant to the Company's Share Option Plan dated October 31, 1994.

(3) The Company granted to R&L Associates the option to purchase 10,000 shares of the Company'sCommon Stock at $5.00 per share in connection with a loan made to the Company by R&L Associates.

**  Intentional misstatements or omissions of facts constitute           /s/ Sheldon Robinson                      01/08/98
    Federal Criminal Violations.                                        ----------------------------------     -----------------
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                           **Signature of Reporting Person               Date

Note: File three copies of this Form, one of which must be manually signed.  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.